Consent of Labrozzi & Co., PA, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts and Independent Accountants” in the Registration Statement (Form S-1) and related Prospectus of Four Star Holdings, Inc. for the registration of its common stock and to the disclosure of our reports dated January 21, 2010 and February 27, 2010, with respect to the audited financial statements of Four Star Realty, LLC and Ridgefield Development Corporation, Inc. respectively for the years ended December 31, 2009 and 2008 in accordance under the Exchange Act Regulation S-X (17 CFR §210.3-05.

/s/ Labrozzi & Co., PA
Labrozzi & Co., PA
Miami, FL

July 08, 2010